Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is entered into as of January 15, 2026, with an effective date of January 1, 2026, by and between MGM Resorts International (“Employer”), and John McManus (“Employee”).
1.Employment. Employer hereby employs Employee, and Employee hereby accepts employment by Employer as Chief Legal and Administrative Officer and Secretary to perform such executive, managerial or administrative duties as Employer may specify from time to time during the Specified Term (as defined in Section 2). If during the Specified Term Employee becomes an employee of another employer affiliated with the “Company” (defined below in Section 22) Employee’s employment with the Employer shall terminate as of the date Employee commences such other employment, and pursuant to Section 19 Employee’s new Company-affiliated employer shall assume all rights and obligations of Employer under this Agreement.
2.Term. The term of Employee’s employment under this Agreement commences on January 1, 2026 and it terminates on December 31, 2029 (the “Specified Term”), unless a new written employment agreement is executed by the parties. If Employee remains employed after the expiration of the Specified Term, and the parties do not execute a new employment agreement, then Employee shall be employed at-will and none of the provisions of the Agreement shall apply to Employee’s continued employment at-will, except Sections 8, 10.2.1(a), 10.3.1(a), 10.5, 11 and 12, and Employer shall have the right to terminate Employee’s employment with or without cause or notice, for any reason or no reason, and (unless otherwise provided herein) without any payment of severance or compensation.
3.Compensation. During the Specified Term, Employer shall pay Employee a minimum annual salary of $1,000,000 payable in arrears at such frequencies and times as Employer pays its other employees. Employee is also eligible to receive employee and fringe benefits that are no less favorable than those provided to employees having the rank of the second highest senior executive of the Company. Employer will also reimburse Employee for all reasonable business and travel expenses Employee incurs in performing Employee’s duties under this Agreement, payable in accordance with Employer’s customary practices and policies, as Employer may modify and amend them from time to time. Employee’s performance may be reviewed periodically. Employee is eligible for consideration for a discretionary raise, bonuses (whether in cash or equity or equity-based awards), promotion, and/or participation in discretionary benefit plans; provided, however, whether and to what extent Employee will be granted any of the above will be determined by Employer in its sole and absolute discretion.
3.1In addition, Employee is eligible for consideration for a discretionary annual bonus (the “Bonus”) pursuant to the terms of this Agreement, with a target bonus amount equal to 150% of Employee’s base salary (the “Target Bonus”). The terms and conditions of the Bonus may be changed from time to time. Except as otherwise provided in Sections 10.2, 10.3 or 10.6, any Bonus under this Section 3.1 shall be paid at such time as the Company pays bonuses to the Company’s other senior executives with respect to each fiscal year, but not earlier than January 1 or later than March 15 of the year immediately following the end of each fiscal year; provided that to the extent any such Bonus is in excess of 150%

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the Target Bonus (such excess portion, the “Incremental Bonus Amount”), the Incremental Bonus Amount shall be payable 100% in the form of fully vested restricted stock units (the “Deferred RSUs”). The Deferred RSUs will be granted as of the Bonus Determination Date pursuant to the terms of the Company's 2022 Omnibus Incentive Plan and the Company's Form of Deferred Restricted Stock Unit Agreement for Bonus Payouts (the “Award Agreement”). The Deferred RSUs shall be payable annually in three equal installments over the three-year period following the grant date, subject to acceleration in the event of the Employee’s termination of employment, in accordance with the specific terms set forth in the Award Agreement. Any such Bonus shall be subject to the Policy on Recovery of Incentive Compensation in Event of Financial Restatement, as may be amended by the Company from time to time in its discretion, and any other clawback policies as may be adopted from time to time, including but not limited to for the purpose of complying with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and regulations thereunder promulgated by the Securities Exchange Commission (the “SEC”).
3.2During the Specified Term, it is anticipated that Employee will be required to travel extensively on behalf of Employer. Such travel, if by air, may be on aircraft provided by Employer (if authorized by the Chief Executive Officer), or if commercial airlines are used, on a first-class basis (or best available basis, if first class is not available).
3.3Employee shall be eligible for annual equity awards in 2026, 2027, 2028 and 2029 in forms and amounts determined by the Human Capital and Compensation Committee (the “Committee”) in its discretion. It is the Committee’s present expectation that such annual awards will have an aggregate grant-date Accounting Value targeted at $2,500,000 and that such annual awards will be provided (i) 50% in the form of restricted stock units of the Company (“RSUs”) that are subject to performance-based and service-based vesting conditions and (ii) 50% in the form of RSUs that are subject solely to service-based vesting conditions. These annual awards and any other equity awards granted on or after the Effective Date shall be subject to such terms as the Committee may determine in its discretion.
3.4Notwithstanding anything herein to the contrary, (A) with respect to the equity award set forth in Section 3.3 above, and any regular annual incentive awards granted to Employee during the Specified Term under the Omnibus Plan or any successor thereto (but excluding any one-time or special retention awards, as determined by the Committee), the applicable award agreements for such awards shall include provisions with respect to (i) “Retirement,” (ii) death or Disability, (iii) termination by Employer other than by reason of “Employer’s Good Cause” and (iv) termination by Employee by reason of “Participant’s Good Cause” that shall be no less favorable to Employee than as set forth in the respective (as to type of award) forms of equity award agreement granted to Employee in October 2019 and (B) during the Specified Term, any benefits Employee receives in connection with a Change of Control shall be no less favorable than those benefits provided in the Amended and Restated Change of Control Policy For Executive Officers adopted on August 16, 2022 (the “CoC Policy”). In addition, with respect

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to the Employee’s regular annual incentive award grant in 2029, the provisions with respect to “Retirement” shall apply without regard to any otherwise applicable requirement that (x) Employee provide Employer at least 180 days’ advance notice of Retirement or (y) that the award had been granted at least six (6) months prior to the date of Retirement; provided that Employee does not retire prior to the end of the Specified Term.
4.Extent of Services. Employee agrees that Employee’s employment by Employer is full time and exclusive. Employee further agrees to perform Employee’s duties in a competent, trustworthy and businesslike manner. Except with respect to the entities and positions noted on Schedule A, Employee agrees that during the Specified Term, Employee will not render any services of any kind (whether or not for compensation) for any person or entity other than Employer, and that Employee will not engage in any other business activity (whether or not for compensation) that is similar to or conflicts with Employee’s duties under this Agreement, without the approval of the Board of Directors of MGM Resorts International or the person or persons designated by the Board of Directors to determine such matters.
5.Policies and Procedures. Employee agrees and acknowledges that Employee is bound by Employer’s policies and procedures as they may be modified, amended or adopted by Employer from time to time, including, but not limited to, the Company’s Code of Conduct and Conflict of Interest policies. In the event the terms in this Agreement conflict with Employer’s policies and procedures, the terms of this Agreement shall take precedence. As Employee is aware, problem gaming and underage gambling can have adverse effects on individuals and the gaming industry as a whole. Employee acknowledges that Employee has read and is familiar with Employer’s policies, procedures and manuals and agrees to abide by them. Because these matters are of such importance to Employer, Employee specifically confirms that Employee is familiar with and will comply with Employer’s policies of prohibiting underage gaming, supporting programs to treat compulsive gambling, and promoting diversity in all aspects of Employer’s business.
6.Licensing Requirements. Employee acknowledges that Employer and its affiliates are engaged in a business that are or may be subject to and exists because of privileged licenses issued by governmental authorities in Nevada, Michigan, Mississippi, Ohio, Maryland, Massachusetts, New Jersey, New York, Macau S.A.R., and other jurisdictions in which Employer or its affiliates is engaged in a gaming business or where Employer has applied to (or during the Specified Term may apply to) engage in a gaming business. Employee shall apply for and obtain any license, qualification, clearance or other similar approval which Employer or its affiliates or any regulatory authority which has jurisdiction over Employer or its affiliates requests or requires that Employee obtain.
7.Failure to Satisfy Licensing Requirement. Employer has the right to terminate Employee’s employment under Section 10.1 of this Agreement if: (i) Employee fails to satisfy any licensing requirement referred to in Section 6 above; (ii) Employer or any of its subsidiaries is directed to cease business with Employee by any governmental authority referred to in Section 6 above; (iii) Employer determines, in its sole and exclusive judgment, that Employee was, is or might be involved in, or are about to be involved in, any activity, relationship(s) or circumstance which could or does jeopardize Employer’s business, reputation or such licenses; or (iv) any of Employer’s licenses is

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threatened to be, or is, denied, curtailed, suspended or revoked as a result of Employee’s employment by Employer or as a result of Employee’s actions.
8.Restrictive Covenants. Employee acknowledges that, in the course of performing Employee’s responsibilities under this Agreement, Employee will form relationships and become acquainted with “Confidential Information” (defined below in Section 22). Employee further acknowledges that such relationships and the Confidential Information are valuable to Employer and the Company, and the restrictions on Employee’s future employment contained in this Agreement, if any, are reasonably necessary in order for Employer to remain competitive in Employer’s various businesses and to prevent Employee from engaging in unfair competition against Employer after termination of Employee’s employment with Employer for any reason.
In consideration of this Agreement and the compensation payable to Employee under this Agreement, and in recognition of Employer’s heightened need for protection from abuse of relationships formed or disclosure and misuse of Confidential Information garnered before and during the Specified Term of this Agreement, Employee covenants and agree as follows:
8.1Competition. Except as otherwise explicitly provided in Paragraph 10 of this Agreement, during the entire Specified Term and thereafter for the “Restrictive Period” (defined below in Section 22) Employee shall not directly or indirectly be employed by, provide consultation or other services to, engage in, participate in or otherwise be connected in any way with any “Competitor” (defined below in Section 22) in any capacity that is the same, substantially the same or similar to the position or capacity (irrespective of title or department) as that held at any time during Employee’s employment with Employer; provided, however, that if Employee remains employed at-will by Employer after expiration of the Specified Term and is thereafter separated by Employer during the Restrictive Period for any reason other than “Employer’s Good Cause” (defined below in Section 22), Employee shall not be subject to this Section 8.1.
8.2Non-Solicitation. At all times during Employee’s employment with the Company and at all times thereafter, Employee shall not use, access, disclose, make known to, or otherwise disseminate for personal gain or for the benefit of a third party (or induce, encourage or assist others in doing any of the foregoing acts) any Company “Trade Secrets” (as defined in Section 22) for any purpose whatsoever. Further, at all times during Employee’s employment with the Company, and for 12 months thereafter, Employee will not, without the prior written consent of Company:

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(a)make known to any Competitor and/or any member, manager, officer, director, employee or agent of a Competitor, the “Business Contacts” (defined in Section 22) of the Company;
(b)call on, solicit, induce to leave and/or take away, or attempt to call on, solicit, induce to leave and/or take away, any Business Contacts of the Company; and/or
(c)approach, solicit, contract with or hire any current Business Contacts of the Company or entice any Business Contact to cease his/her/its relationship with the Company or end his/her employment with the Company, without the prior written consent of Company, in each and every instance, such consent to be within Company’s sole and absolute discretion.
8.3Confidentiality. At all times during Employee’s employment with the Company, and at all times thereafter, Employee shall not, without the prior written consent of the Company’s Chief Executive Officer or Chief Financial Officer in each and every instance—such consent to be within the Company’s sole and absolute discretion—use, disclose or make known to any person, entity or other third party outside of the Company any Confidential Information belonging to the Company or its individual members.
Notwithstanding the foregoing, the provisions of Section 8.3 shall not apply to Confidential Information: (i) that is required to be disclosed by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) in any litigation, arbitration, mediation or legislative hearing, with jurisdiction to order Employee to disclose or make accessible any information, provided, however, that Employee provides Company with ten (10) days’ advance written notice of such disclosure to enable Company to seek a protective order or other relief to protect the confidentiality of such Confidential Information; (ii) that becomes generally known to the public or within the relevant trade or industry other than due to Employee’s or any third party’s violation of this Agreement or other obligation of confidentiality; or (iii) that becomes available to Employee on a non-confidential basis from a source that is legally entitled to disclose it to Employee.
8.4Third Party Information. Employee understands and acknowledges that the Company has received, and in the future will receive, from third parties, their confidential or proprietary information subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times during Employee’s employment with the Company, whether pursuant to this Agreement or at-will, and at all times thereafter, Employee shall hold any and all such third party confidential or proprietary information of third parties in the strictest confidence and will not intentionally or negligently disclose it to any person or entity or to use it except as necessary in carrying out Employee’s duties and obligations hereunder consistent with the Company’s agreement with such third party. Employee shall not be in violation of Employee’s obligations

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hereunder if such third party confidential or proprietary information is already generally known to the public through no wrongful act of Employee or any other party.
8.5Acknowledgement of Ownership of Confidential Information Property Acquired or Developed During Employment; Non-Transfer. Employee understands, agrees, and hereby confirms that Employee’s duties and responsibilities include acquiring Confidential Information and developing Relationships for the benefit of Company and, as applicable, the Company. Employee acknowledges that Confidential Information acquired, obtained, learned, or developed during Employee’s employment with Company, including but not limited to, Business Contacts developed during Employee’s employment, constitutes the sole and exclusive property of Company, regardless of whether the information qualifies for protection as a Trade Secret.
Employee further understands, agrees, and hereby confirms that during Employee’s employment, Employee shall not, at any time or for any reason whatsoever, except upon the express written authorization of the Company, store, transfer, maintain, copy, duplicate or otherwise possess Confidential Information on any device or in any form or format except on devices and in such formats as expressly approved and issued by the Company to Employee. By way of example, and without limitation, Employee shall not text, copy, or otherwise transfer in any form or format Confidential Information to any document, paper, computer, tablet, Blackberry, cellular phone, personal mobile device, iPhone, iPad, thumb drive, smart phone memory, zip drive or disk, flash drive, external drive or any other similar device used for storing or recording data of any kind (the “Devices”) unless such Device is issued by the Company to Employee, or unless such text, copy or transfer is expressly approved in writing by the Company before Employee’s use of such Device.
8.6Return of Confidential Information. Upon termination of Employee’s employment for any reason at any time, Employee shall immediately return to the Company, and retain no copies of, any all Confidential Information in Employee’s possession or control. If any Confidential Information is recorded or saved in any format or on any Devices, Employee shall delete the Confidential Information and, upon Company’s request, allow Company to inspect such Devices to confirm the deletion. Upon Company’s request, Employee shall allow Company reasonable access to Employee’s personal computers, email accounts, and Devices to confirm that Employee does not possess any Confidential Information of Company in contravention of this Agreement.
8.7Acknowledgement of Copyrights in and to Compilations of Confidential Information. Employee acknowledges that Company owns copyrights in any and all compilations of Confidential Information in any tangible or electronic form (including, but not limited to, printed lists, handwritten lists, spreadsheets, and databases) in any storage media, including, but not limited to, Devices, (collectively, “Copyrighted Works”). Employee further acknowledges that unauthorized copying, distributing, or creating derivative works, or inducing or contributing to such conduct by others, based on such Copyrighted Works constitutes infringement of Company’s copyrights in and to the Copyrighted

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Works. Employee acknowledges that only the Chief Executive Officer or Chief Financial Officer of the Company are authorized to grant authorization to Employee to copy, distribute or create derivative works based on the Copyrighted Works. Employee shall obtain any such authorization from Company in writing, in advance of any copying, distribution or creation of derivative works by Employee. Employee acknowledges that federal law provides for civil liability and criminal penalties for copyright infringement. Employee agrees not to challenge, contest or dispute Company’s right, title and interest in the Copyrighted Works and waives any legal or equitable defense to infringement of such Copyrighted Works.
9.Representations and Warranties. Employee hereby represents and warrants to Company, and hereby agrees with Company, as follows:
9.1A portion of Employee’s compensation and consideration under this Agreement is (i) Company’s agreement to employ Employee; (ii) Employee’s agreement that the covenants contained in Sections 4 and 8 hereof are reasonable, appropriate and suitable in their geographic scope, duration and content; (iii) Employee’s agreement that Employee shall not, directly or indirectly, raise any issue of the reasonableness, appropriateness and suitability of the geographic scope, duration or content of such covenants and agreements in any proceeding to enforce such covenants and agreements; (iv) Employee’s agreement that such covenants and agreements shall survive the termination of this Agreement, in accordance with their terms; and (v) the free and full assignability by Company of such covenants and agreements upon a sale, reorganization or other transaction of any kind relating to the ownership and/or control of the Company or its members or assigns.
9.2The enforcement of any remedy under this Agreement will not prevent Employee from earning a livelihood, because Employee’s past work history and abilities are such that Employee can reasonably expect to find work irrespective of the covenants and agreements contained in Section 8 hereof.
9.3The covenants and agreements stated in Sections 4, 6, 7, and 8 hereof are essential for the Company’s reasonable protection of its Trade Secrets, Business Contacts, and Confidential Information.
9.4The Company has reasonably relied on Employee’s covenants, representations and agreements in this Agreement.
9.5Employee has the full right, power and authority to enter into this Agreement and perform Employee’s duties and obligations hereunder, and the entering into and performance of this Agreement by Employee will not violate or conflict with any arrangements or other agreements Employee may have or agreed to have with any other person or entity.

John McManus Employment Agreement-January 2026

9.6Employee acknowledges that the Company has and will continue to invest substantial time and expense in developing and protecting Confidential Information, all of which Employee expressly understands and agrees belongs solely and exclusively to Company. Employee further acknowledges and agrees that because the Company has and will continue to invest substantial time and expense in developing and protecting Confidential Information, that any loss of or damage to the Company as a result of a breach or threatened breach of any of the covenants or agreements set forth in Sections 4 and 8 hereof, the Company will suffer irreparable harm. Consequently, Employee covenants and agrees that any violation by Employee of Sections 4 or 8 of this Agreement shall entitle the Company to immediate injunctive relief in a court of competent jurisdiction without the necessity of posting any bond or waiving any claim for damages. Employee further covenants and agrees that Employee will not contest the enforceability of such an injunction in any state or country in which such an injunction is not, itself, a violation of law.
10.Termination.
10.1Employer’s Good Cause Termination. Employer has the right to terminate this Agreement at any time during the Specified Term hereof for “Employer’s Good Cause” (defined below in Section 22). Upon any such termination, Employer shall have no further liability or obligations whatsoever to Employee under this Agreement except as provided under Sections 10.1.1 and 10.1.2 below.
10.1.1In the event Employer’s Good Cause termination is the result of Employee’s death during the Specified Term, Employee’s beneficiary (as designated by Employee on Employer’s benefit records) shall be entitled to receive Employee’s salary for a twelve (12) month period following Employee’s death, such amount to be paid at regular payroll intervals. Employer shall also pay any Earned Bonus Amount (as defined below).
10.1.2In the event Employer’s Good Cause termination is the result of Employee’s “Disability” (defined below in Section 22), Employer shall pay Employee (or Employee’s beneficiary in the event of Employee’s death during the period in which payments are being made) an amount equal to Employee’s salary for twelve (12) months following Employee’s termination, such amount to be paid at regular payroll intervals, net of payments received by Employee from any short term disability policy which is either self-insured by Employer or the premiums of which were paid by Employer (and not charged as compensation to Employee). Employer shall also pay any Earned Bonus Amount (as defined below).
10.2Employer’s No Cause Termination. Employer has the right to terminate this Agreement on written notice to Employee in its sole discretion for any cause Employer deems sufficient or for no cause, at any time during the Specified Term, including on the last day of the Specified Term. Subject to the conditions set forth below, Employer’s sole liability to Employee upon such termination shall be as follows:

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10.2.1Employee shall receive an amount equal to: (i) Employee’s annual base salary and (ii) Target Bonus (the “Severance Payment”), less all applicable taxes, payable in twelve (12) monthly installments commencing upon the date that is thirty (30) days after the date of separation; plus any earned but unpaid discretionary bonus due to Employee, payable in accordance with the provisions of the Program. For the avoidance of doubt, an earned bonus includes any bonus where the performance period has been completed and a bonus has become payable to the Employee (an “Earned Bonus Amount”). In addition, Employee shall receive a lump sum payment equal to 1.5 times the cost of COBRA coverage for a period of twelve (12) months immediately following separation (the “COBRA Payment”), payable in twelve (12) monthly installments commencing upon separation.
(a)If Employee remains employed at-will by Employer after expiration of the Specified Term and is thereafter separated during the Restrictive Period for No Cause, employee shall receive a lump sum payment (less all applicable taxes) equal to the Severance Payment, payable upon the date that is thirty (30) days after the date of separation and any Earned Bonus Amount.
10.2.2Employee’s eligibility for the Severance Payment and COBRA Payment set forth in Section 10.2.1 shall be expressly subject to, conditioned upon, and in consideration of Employee’s execution, within twenty-one (21) days following the date of Employee’s termination of employment (or such shorter time period as may be required by the Company consistent with applicable law) and non-revocation of a release prepared by Employer and waiving and releasing Employer and the Company, their parents, subsidiaries and affiliates, and their officers, directors, agents, benefit plan trustees and employees, from any and all claims whether known or unknown, and regardless of type, cause or nature, including but not limited to claims arising under any and all express or implied employment agreements, any and all statutory and common law tort claims, any and all salary, bonus, stock, vacation (PTO), insurance and other benefit plans, and all state and federal laws, ordinances and statutes applicable to Employee’s employment or the cessation of that employment that may be released by private agreement (including but not limited to Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act of 1990; the Americans with Disabilities Act, as amended; the Equal Pay Act; the Lily Ledbetter Fair Pay Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Genetic Information Nondiscrimination Act; Chapter 608, Compensation, Wages and Hours, of the Nevada Revised Statutes; Chapter 613, Employment Practices, of the Nevada Revised Statutes; the Worker Adjustment Retraining Notification Act (“WARN”); Post-Civil War Reconstruction Act, as Amended (42 U.S.C. §1981-1988); the National Labor Relations Act; the Labor Management Relations Act; any other federal, state or local law prohibiting employment discrimination or

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otherwise regulating employment; which release becomes irrevocable in accordance with its terms (which, for the avoidance of doubt, will occur within thirty (30) days or fewer following the date of Employee’s termination of employment).
10.2.3As a further condition to Employer’s obligations under Section 10.2.1 above, Employee agrees to cooperate with Employer regarding matters on which Employee has worked, on a reasonable basis and at times mutually convenient to both parties. Employee further agrees to fully cooperate with the Company in any ongoing or future legal matters about which Employee has knowledge or information, or that concern Employee’s former position with the Company.
10.2.4Upon any such termination, Employee shall continue to be bound by the restrictions in Section 8 above; provided, however, that if the reason for the termination is the elimination of Employee’s position, Employee shall not be bound by Section 8.1 but will continue to be bound by all other restrictions in Section 8 above. Notwithstanding anything to the contrary herein, Employer’s conditional obligation under Section 10.2.1 to pay Employee’s salary shall cease if Employee breaches in any material respect any of the covenants set forth in Section 8 above; additionally, and without waiving any rights to other damages resulting from said breach, Employer shall be entitled to recover any and all amounts already paid to Employee under Section 10.2.1.
10.3Employee’s Good Cause Termination. Employee may terminate this Agreement for “Employee’s Good Cause” (defined below in Section 22). Prior to any termination under this Section 10.3 being effective, Employee agrees to give Employer thirty (30) days’ advance written notice, within thirty (30) days of the initial event comprising Employee’s Good Cause, specifying the facts and circumstances that comprise Employee’s Good Cause. During such thirty (30) day period, Employer may either cure the breach (in which case Employee’s notice will be considered withdrawn and this Agreement will continue in full force and effect) or declare that Employer disputes that Employee’s Good Cause exists, in which case this Agreement will continue in full force until the dispute is resolved in accordance with Section 12. In the event this Agreement is terminated under this Section 10.3, subject to the conditions set forth below, Employer’s sole liability to Employee upon such termination shall be as follows:
10.3.1Employee shall receive an amount equal to: (i) Employee’s annual base salary and (ii) Target Bonus (the “Severance Payment”), less all applicable taxes, payable in twelve (12) monthly installments commencing upon the date that is thirty (30) days after the date of separation; plus any earned but unpaid discretionary bonus due to Employee, payable in accordance with the provisions of the Program. In addition, Employee shall receive a lump sum payment equal to 1.5 times the cost of COBRA coverage for a period of twelve (12) months immediately following separation (the “COBRA Payment”), payable in twelve (12) monthly installments commencing upon separation.

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(a)If Employee remains employed at-will by Employer after expiration of the Specified Term and is thereafter separated during the Restrictive Period by Employee for Employee’s Good Cause (assuming for purposes of such defined term that this Agreement remains in effect), Employee shall receive a lump sum payment (less all applicable taxes) equal to the Severance Payment, payable upon the date that is thirty (30) days after the date of separation and any Earned Bonus Amount.
10.3.2Employee’s eligibility for the salary payments and health benefits set forth in Section 10.3.1 shall be expressly subject to, conditioned upon, and in consideration of Employee’s execution, within twenty-one (21) days following the date of Employee’s termination of employment (or such shorter time period as may be required by the Company consistent with applicable law), and non-revocation of a release prepared by Employer and waiving and releasing Employer and the Company, their parents, subsidiaries and affiliates, and their officers, directors, agents, benefit plan trustees and employees, from any and all claims whether known or unknown, and regardless of type, cause or nature, including but not limited to claims arising under any and all express or implied employment agreements, any and all statutory and common law tort claims, any and all salary, bonus, stock, vacation (PTO), insurance and other benefit plans, and all state and federal laws, ordinances and statutes applicable to Employee’s employment or the cessation of that employment that may be released by private agreement (including but not limited to Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act of 1990; the Americans with Disabilities Act, as amended; the Equal Pay Act; the Lily Ledbetter Fair Pay Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Genetic Information Nondiscrimination Act; Chapter 608, Compensation, Wages and Hours, of the Nevada Revised Statutes; Chapter 613, Employment Practices, of the Nevada Revised Statutes; the Worker Adjustment Retraining Notification Act (“WARN”); Post-Civil War Reconstruction Act, as Amended (42 U.S.C. §1981-1988); the National Labor Relations Act; the Labor Management Relations Act; any other federal, state or local law prohibiting employment discrimination or otherwise regulating employment; which release becomes irrevocable in accordance with its terms (which, for the avoidance of doubt, will occur within thirty (30) days or fewer following the date of Employee’s termination of employment).

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10.3.3As a further condition to Employer’s salary obligations under Section 10.2.1 above, Employee agrees to cooperate with Employer regarding matters on which Employee has worked, on a reasonable basis and at times mutually convenient to both parties. Employee further agrees to fully cooperate with the Company in any ongoing or future legal matters about which Employee has knowledge or information, or that concern Employee’s former position with the Company.
10.3.4In the event of termination of this Agreement under this Section 10.3, the restrictions of Section 8.1 shall no longer apply.
10.4Employee’s No Cause Termination. In the event Employee terminates Employee’s employment under this Agreement without cause, Employer will have no further liability or obligations whatsoever to Employee hereunder. Employer will be entitled to all of Employer’s rights and remedies by reason of such termination, including without limitation, the right to enforce the covenants and agreements contained in Section 8 and Employer’s right to recover damages.
10.5Survival of Covenants. Notwithstanding anything contained in this Agreement to the contrary, except as specifically provided in Sections 10.2.4 and 10.3.4 with respect to the undertaking contained in Section 8.1, the covenants and agreements contained in Section 8 shall survive a termination of this Agreement or the cessation of Employee’s employment to the extent and for the period provided for in Section 8, regardless of the reason for such termination.
11.Arbitration. Except as otherwise provided for in this Agreement and in Exhibit B to this Agreement (which constitutes a material provision of this Agreement), any controversy, dispute or claim directly or indirectly arising out of or relating to this Agreement, or the breach thereof, or arising out of or relating to the employment of Employee, or the termination thereof, shall be resolved by binding arbitration pursuant to Exhibit B.
12.Disputed Claim. In the event of any “Disputed Claim” (defined below in Section 22), such Disputed Claim shall be resolved by binding arbitration pursuant to Exhibit B. Unless and until the arbitration process for a Disputed Claim is finally resolved in Employee’s favor and Employer thereafter fails to satisfy such award within thirty (30) days of its entry, Employee shall not have affected an Employee’s Good Cause termination and Employee shall not have any termination rights pursuant to Section 10.3 with respect to such Disputed Claim. Nothing herein shall preclude or prohibit Company from invoking the provisions of Section 10.2, or of Company seeking or obtaining injunctive or other equitable relief.
13.Severability. If any section, provision, paragraph, phrase, word, and/or line (collectively, “Provision”) of this Agreement is declared to be unenforceable, then this Agreement will be deemed retroactively modified to the extent necessary to render the otherwise unenforceable Provision, and the rest of the Agreement, valid and enforceable. If a court or arbitrator declines to modify this Agreement as provided herein, the invalidity or unenforceability of any Provision of this Agreement shall not affect the validity or enforceability of the remaining Provisions. This Section 13 does not limit the Company’s

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rights to seek damages or such additional relief as may be allowed by law and/or equity in respect to any breach by Employee of the enforceable provisions of this Agreement.
14.No Waiver of Breach or Remedies. No failure or delay on the part of Employee or Employer in exercising any right, power or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
15.Amendment or Modification. No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by Employee and a duly authorized member of Employer’s senior management and be approved by the Committee. No consent to any departure by Employee from any of the terms of this Agreement shall be effective unless the same is signed by a duly authorized member of Employer’s senior management and is approved by the Committee. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
16.Governing Law. The laws of the State in which the Employer’s principal place of business is located shall govern the validity, construction and interpretation of this Agreement, and except for Disputed Claims and subject to the Arbitrations provisions included herewith, exclusive jurisdiction over any claim with respect to this Agreement shall reside in the courts of the State of Nevada.
17.Number and Gender. Where the context of this Agreement requires the singular shall mean the plural and vice versa and references to males shall apply equally to females and vice versa.
18.Headings. The headings in this Agreement have been included solely for convenience of reference and shall not be considered in the interpretation or construction of this Agreement.
19.Assignment. This Agreement is personal to Employee and may not be assigned by Employee. Employee agrees that Employer may assign this Agreement. Without limitation of the foregoing, Employee expressly agrees that Employer’s successors, affiliates and assigns may enforce the provisions of Section 8 above, and that five percent (5%) of the annual salary Employer has agreed to pay in Section 3 above is in consideration for Employee’s consent to the right of Employer’s successors, affiliates and assigns to enforce the provisions of Section 8.
20.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Employer’s successors and assigns.
21.Prior Agreements. This Agreement shall supersede and replace any and all other employment agreements which may have been entered into by and between the parties, including, without limitation, the Employment Agreement, dated as of March 30, 2020, by and between Employee and Employer. Any such prior employment agreements shall be of no force and effect.

John McManus Employment Agreement-January 2026

22.Certain Definitions. As used in this Agreement:
“Business Contacts” are defined as the names, addresses, contact information or any information pertaining to any persons, advertisers, suppliers, vendors, independent contractors, brokers, partners, employees, entities, patrons or customers (excluding Company’s Trade Secrets, which are protected from disclosure in accordance with Section 8.2 above) upon whom or which Employee: contacted or attempted to contact in any manner, directly or indirectly, or which Company reasonably anticipated Employee would contact within six months of Employee’s last day of employment at Company, or with whom or which Employee worked or attempted to work during Employee’s employment by Company.
“Company” means MGM Resorts International, and all of its subsidiary and affiliated entities, together with all of their respective officers, directors, joint venturers, members, shareholders, employees, ERISA plans, attorneys and assigns.
“Competitor” means any person, corporation, partnership, limited liability company or other entity which is either directly, indirectly or through an affiliated company, engaged in or proposes to engage in the development, ownership, operation or management of (i) gaming facilities; (ii) convention or meeting facilities; or (iii) one or more hotels if any such hotel is connected in any way, whether physically or by business association, to a gaming establishment and, further, where Competitor’s activities are within a 150 mile radius of any location where any of the foregoing facilities, hotels, or venues are, or are proposed to be, owned, operated, managed or developed by the Company. Given the unique nature of Employee’s involvement in Employer’s sports betting and mobile gaming/betting business, Competitor also includes any business or enterprise (located anywhere in the world) which owns, operates, develops, maintains or facilitates the operation of mobile gaming/betting, regardless of whether such mobile gaming/betting is conducted online, through an “app,” via peer-to-peer transactions, and/or under the auspices of a gaming-resort.  Without limitation, William Hill is an example of such a Competitor, and Flutter Entertainment plc (formerly Paddy Power Betfair plc), which is based in Ireland, the United Kingdom and Italy, but which engages in business in the United States, is another.  Because Employer’s business interest in the mobile gaming/betting market and customer base is not dependent on geographic proximity or location and instead draws from Business Contacts around the world, and because such business or enterprise allows for Employee to work remotely, Employee agrees the foregoing world-wide restriction is reasonable and necessary.
“Confidential Information” is defined as all Trade Secrets, Business Contacts, business practices, business procedures, business processes, financial information, contractual relationships, marketing practices and procedures, management policies and procedures, and/or any other information of the Company or otherwise regarding the Company’s operations and/or Trade Secrets or those of any member of the Company and all information maintained or entered on any database, document or report set forth on Exhibit A or any other loyalty, hotel, casino or other customer database or system, irrespective of whether such information is used by Employee during Employee’s employment by Company.

John McManus Employment Agreement-January 2026

“Disputed Claim” means that Employee maintains pursuant to Section 10.3 that Employer has materially breached its duty to Employee and Employer has denied such material breach.
“Employee’s Good Cause” shall mean (i) any assignment to Employee of duties that are materially and significantly different than those contemplated by the terms of this Agreement; (ii) any material and significant limitation on the powers of the Employee not contemplated by the terms of the Agreement; (iii) a material adverse change in Employee’s reporting relationship; or (iv) the failure of Employer to pay Employee any compensation when due, save and except a Disputed Claim to compensation.
“Employee’s Physician” shall mean a licensed physician selected by Employee for purposes of determining Employee’s disability pursuant to the terms of this Agreement.
“Employer’s Good Cause” shall mean:
(1)    Employee’s death;
(2)    Employee’s “Disability,” which is hereby defined to include incapacity for medical reasons certified to by “Employer’s Physician” (defined below) which precludes the Employee from performing the essential functions of Employee’s duties hereunder for a consecutive or predominately consecutive period of six (6) months, with or without reasonable accommodations. (In the event Employee disagrees with the conclusions of Employer’s Physician, Employee (or Employee’s representative) shall designate a physician of Employee’s choice, (“Employee’s Physician”) and Employer’s Physician and Employee’s Physician shall then jointly select a third physician, who shall make a final determination regarding Employee’s Disability, which shall be binding on the parties). Employee acknowledges that consistent and reliable attendance is an essential function of Employee’s position. Employee agrees and acknowledges that a termination under this paragraph does not violate any federal, state or local law, regulation or ordinance, including but not limited to the Americans With Disabilities Act;
(3)    (A) the Employee’s conviction of, or plea of guilty or nolo contendere to (x) a crime relating to the Company or its affiliates or (y) any felony, (B) Employee is found disqualified or not suitable to hold a casino or other gaming license by a final, non-appealable determination (or if Employee fails to appeal a determination that may be appealed) of an applicable governmental gaming authority, which causes Employee’s failure or inability to satisfy gaming licensing requirements set forth in this Agreement, (C) willful misconduct, gross misconduct, or gross negligence in the performance of the Employee’s duties to the Company, (D) a material breach by the Employee of any material written agreement entered into between the Employee and the Company, or any material written policy of the Company, including the Company’s sexual harassment policy, (E) the Employee’s refusal or intentional failure to follow a lawful and proper direction of the Chief Executive Officer or the Board, or (F) any conduct (whether or not listed in (A) through (E) of this paragraph) by the Employee, whether or not in the course of performing the Employee’s responsibilities to the Company, that has or is reasonably likely to have a material adverse effect on the business, assets or reputation of the Company; in the cases of each of (C) through (F) above, that, if curable, is not cured by the Employee within thirty (30) days following the Employee’s receipt of written notice given to the Employee by the Company; or

John McManus Employment Agreement-January 2026

(4)    Employee’s failure or inability to satisfy the requirements stated in Section 6 above.
“Employer’s Physician” shall mean a licensed physician selected by Employer for purposes of determining Employee’s disability pursuant to the terms of this Agreement.
“Restrictive Period” means the twelve (12) month period immediately following any separation of Employee from active employment for any reason occurring during the Specified Term or the twelve (12) month period immediately following the expiration of the Specified Term.
“Trade Secrets” are defined in a manner consistent with the broadest interpretation of Nevada law. Trade Secrets shall include, without limitation, Confidential Information, formulas, inventions, patterns, compilations, vendor lists, customer lists, contracts, business plans and practices, marketing plans and practices, financial plans and practices, programs, devices, methods, know-hows, techniques or processes, any of which derive economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who may or could obtain any economic value from its disclosure or use, including but not limited to the general public.
23.Employee acknowledges that MGM Resorts International is a publicly traded company and agrees that in the event there is any default or alleged default by Employer under the Agreement, or Employee has or may have any claims arising from or relating to the Agreement, Employee shall not commence any action or otherwise seek to impose any liability whatsoever against any person or entity in its capacity as a stockholder of MGM Resorts International (“Stockholder”). Employee further agrees that Employee shall not permit any party claiming through Employee, to assert a claim or impose any liability against any Stockholder (in its capacity as a Stockholder) as to any matter or thing arising out of or relating to the Agreement or any alleged breach or default by Employer.
24.Section 409A.
24.1This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and Treasury guidance promulgated thereunder (“Section 409A”). If Employer determines in good faith that any provision of this Agreement would cause Employee to incur an additional tax, penalty, or interest under Section 409A, the Committee and Employee shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A or causing the imposition of such additional tax, penalty, or interest under Section 409A. The preceding provisions, however, shall not be construed as a guarantee by Employer of any particular tax effect to Employee under this Agreement.

John McManus Employment Agreement-January 2026

24.2“Termination of employment,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A, Employee’s “separation from service” as defined in Section 409A.
24.3For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
24.4With respect to any reimbursement of Employee’s expenses, or any provision of in-kind benefits to Employee, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made pursuant to Employer’s reimbursement policy but no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
24.5If a payment obligation under this Agreement that constitutes a payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) arises on account of Employee’s separation from service while Employee is a “specified employee” (as defined under Section 409A), any payment thereof that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days following Employee’s death.
25.Ownership of Intellectual Property. Employee expressly acknowledges that all trademarks, trade dress, copyrightable works, patentable inventions, ideas, new or novel inventions, concepts, systems, methods of operation, improvements, strategies, techniques, trade secrets including, but not limited to, customers (including, but not limited to, customer names, contact information, historical and/or theoretical play, or other information, and the right to market to such customers), data of any type or nature and regardless of the form or media, as well as all materials of any type of nature that comprise, reflect or embody any of the foregoing including, without limitation, databases, software, artistic works, advertisements, brochures, marketing plans, customer lists, memoranda, business plans, and proposals (collectively, “Intellectual Property”) created, conceived, developed, contributed to, or otherwise obtained, in whole or in part by the Employee during the term of Employee’s employment by Employer shall at all times be owned by Employer (and is hereby expressly assigned by Employee to Employer) if the Intellectual Property: (a) was created, conceived, developed, or contributed to: (1) using any of Employer’s property or resources; (2) on Employer’s premises; or (3) during Employee’s hours of employment; or (b) relates to Employee’s employment by

John McManus Employment Agreement-January 2026

Employer, even though creation of such Intellectual Property was not within the scope of Employee’s duties and responsibilities for which the Employer employs the Employee. All works of authorship created by Employee within the scope of this provision shall be deemed works made for hire as defined in the Copyright Act of 1976, 17 U.S.C. § 101 To the extent such works are deemed not to be works of authorship, Employee hereby irrevocably assigns (or authorizes Employer to act as Employee’s agent to assign) all right, title and interest in and to the copyrights in the works, including, without limitation, right of attribution and all related moral rights, to the Employer. Employee further agrees that any inventions and trade secrets covered by this provision shall be owned absolutely and exclusively by Employer, including all patent rights throughout the world. Employee acknowledges that this provision provides Employer with rights greater than provided under certain applicable laws including, without limitation, Nevada Revised Statutes § 600.500. Employee shall promptly inform Employer about such patentable inventions and shall not disclose to any third parties any information about the inventions without the prior written consent of Employer. Employee agrees to execute and deliver to Employer, upon request, such documents as may be necessary for Employer to perfect its rights in any and all Intellectual Property covered by this provision. To fulfill the intent of this paragraph, Employee irrevocably appoints Employer and Employer’s authorized agents as his/her agent and attorney in fact to transfer, vest or confirm Employer’s rights and to execute and file any such applications and to do all other lawful acts to further the prosecution and issuance of letters, patents or trademark or copyright registrations with the same legal force as if done by Employee, in all instances in which Employer is unable for any reason to secure Employee’s personal signature. Employee shall not be entitled to any compensation or other consideration for any Intellectual Property covered by this provision.
26.Certain Protections.
26.1Employee understands that nothing contained in this Agreement limits or otherwise prohibits Employee from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information (subject to paragraph 26.2 below), without notice to the Employer. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies.

John McManus Employment Agreement-January 2026

26.2Defend Trade Secrets Act Notice. Notwithstanding anything to the contrary in this Agreement or otherwise, pursuant to the Defend Trade Secrets Act of 2016, Employer hereby advises Employee as follows:
(a)An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and
(b)An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.
IN WITNESS WHEREOF, Employer and Employee have entered into this Agreement in Las Vegas, Nevada, as of the date first written above.
EMPLOYEE – John McManus

/s/ John McManus
Dated: January 15, 2026
EMPLOYER – MGM Resorts International

/s/ William J. Hornbuckle
By:    William J. Hornbuckle, Chief Executive
    Officer and President

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John McManus Employment Agreement-January 2026